AMENDED AND RESTATED
VOTING AGREEMENT

This AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is made and entered into as of [______], 2016, by and among WAYBETTER, INC., a Delaware corporation (the “Company”), the holders of the Company’s Series Seed Preferred Stock, par value $0.001 per share (the “Series Seed Stock”), the holders of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Stock”) and the holders of the Company’s Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Stock” and collectively with the Series Seed Stock and Series A Stock, the “Preferred Stock”), listed on the Schedule of Investors attached as Schedule A hereto (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Sections 10.8 or 10.9 below, the “Investors”), and the holders of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), listed on the Schedule of Key Holders attached as Schedule B hereto (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 10.8 or 10.9 below, the “Key Holders”). The Investors and the Key Holders are individually referred to herein as a “Stockholder” (and, together with the Company, a “Party”) and are collectively referred to herein as the “Stockholders” (and, together with the Company, the “Parties”). The Company’s Board of Directors is referred to herein as the “Board.”

RECITALS

WHEREAS, RiverPark Ventures, LP (“RiverPark”) wishes to relinquish its board seat and the amendment and waiver rights related thereto as granted to it pursuant to the existing Amended and Restated Voting Agreement, dated October 6, 2015 (“Prior Agreement”);

WHEREAS, pursuant to Section 10.5 of the Voting Agreement, any term of the Voting Agreement may be amended only with the written consent of (i) the Company, (ii) the holders of a majority of the then outstanding Shares (as defined therein) held by the Key Holders who are then providing services to the Company as officers or employees in good standing and (iii) the holders of a majority of the then outstanding Shares (on an as-converted basis) held by the Investors. Furthermore, the provisions of Section 2.2(c) of the Prior Agreement may not be amended (either generally or in a particular instance and either retroactively or prospectively) without the written consent of RiverPark, for so long as such Investor is entitled to nominate a director pursuant to Section 2.2(c), or Ninth Avenue South Investments III, LLC, (“Ninth Avenue”) for so long as such Investor holds at least 5% of the Common Stock (as defined therein) issuable upon conversion of the Series A Preferred Stock;

WHEREAS, the undersigned parties to this Amendment are (i) the Company, (ii) the holders of a majority of the then outstanding Shares (as defined therein) held by the Key Holders who are then providing services to the Company as officers or employees in good standing and (iii) the holders of a majority of the then outstanding Shares (on an as-converted basis) held by the Investors, including RiverPark and Ninth Avenue (collectively, the “Requisite Holders”); and

WHEREAS, the parties hereto, constituting the Requisite Holders, desire to amend and restate that agreement to remove the references to RiverPark’s board seat and the amendment and waiver rights in Sections 2.2(c) and 10.5, respectively.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Agreement to Vote. Each Investor, as a holder of Preferred Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Preferred Stock, to hold all of the shares of Preferred Stock registered in its name and any other securities of the Company subsequently acquired by such Investor in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. Each Key Holder, as a holder of Common Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Common Stock, to hold all of such shares registered in its name and any other securities of the Company subsequently acquired by such Key Holder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Key Holder Shares”) subject to, and to vote the Key Holder Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. The Investor Shares and the Key Holder Shares are hereinafter collectively referred to as the “Shares”.

2.     Voting Provisions Relating to the Board.

2.1     Board Size. Each Stockholder shall vote, or cause to be voted, at a regular or special meeting of stockholders (or by written consent) all Shares owned by such Stockholder (or as to which such Stockholder has voting power) to ensure that the size of the Board shall be set and remain at five (5) directors; provided, however, that such Board size may be subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 10.5 hereof.

2.2     Election of Directors.

(a)     In any election of directors of the Company, each Stockholder shall vote at any regular or special meeting of stockholders (or by written consent) all Shares then owned by them (or as to which they then have voting power) to elect the Company’s Chief Executive Officer (the “CEO Director”), initially Jamie Rosen, provided that if for any reason the CEO Director shall cease to serve as the Company’s Chief Executive Officer, each Stockholder shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as appointed by the Board (excluding such former CEO Director) as the new CEO Director.

(b)     In any election of directors of the Company to elect the Series A Director, Stockholders holding shares of Series A Stock shall each vote at any regular or special meeting of stockholders (or by written consent) all shares of Series A Stock then owned by them (or as to which they then have voting power) to elect one (1) director nominated by Ninth Avenue South Investments III, LLC, for so long as such Investor (and any of its affiliates) owns at least five percent (5%) of the Common Stock issued or issuable upon conversion of the Series Seed A Preferred Stock, who shall initially be Patrick George.

(c)     Intentionally omitted.

(d)     In any election of directors of the Company, each Stockholder shall vote at any regular or special meeting of stockholders (or by written consent) all Shares then owned by them (or as to which they then have voting power) to elect one (1) director jointly nominated by (a) the holders of a majority of the Preferred Stock, voting as a separate class on an as-converted basis, and (b) the holders of a majority of the Common Stock, voting as a separate class, who shall initially be Randy Nicolau.

(e)     In the absence of any nomination from the persons with the right to nominate a director as specified above, the director or directors previously nominated by such persons and then serving shall be reelected if still eligible to serve as provided herein.

(f)     To the extent that the application of subsections 2.2(a) through 2.2(d) above shall result in the designation of less than all of the authorized directors, then, any remaining directors shall be nominated and elected by the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate of Incorporation.

2.3     Removal; Vacancies. Any director of the Company may be removed from the Board in the manner allowed by law and the Certificate of Incorporation and Bylaws, but with respect to any director nominated pursuant to subsections 2.2(a), 2.2(b), 2.2(c) or 2.2 (d) above, only upon the vote or written consent of the Stockholders (or other persons) entitled to nominate such director. Any vacancy created by the resignation, removal or death of a director elected pursuant to Section 2.2 above shall be filled pursuant to the provisions of Section 2.2.

3.     Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

4.     Drag Along Right.

4.1     Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”) or (b) a transaction that qualifies as a “Liquidation Event” as defined in the Certificate of Incorporation.

4.2     Actions to be Taken. In the event that the Board and the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis (the “Requisite Parties”) approve a Sale of the Company, then each Stockholder hereby agrees with respect to all Shares which it own(s) or over which it otherwise exercises voting or dispositive authority:

(a)     in the event such transaction is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Company, to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of shares of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(b)     to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Sale of the Company and in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(c)     to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(d)     to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Requisite Parties;

(e)     if the Sale of the Company is structured as a Stock Sale, to sell the same proportion of his, her or its Shares as is being sold by the Requisite Parties, and, except as permitted in Section 4.3 below, on the same terms and conditions as the Requisite Parties;

(f)     not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any Shares owned by such Stockholder or affiliate in a voting trust or subject any such Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company; and

(g)     if the consideration to be paid in exchange for the Shares pursuant to this Section 4 includes any securities and due receipt thereof by any Stockholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

4.3     Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 4.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)     any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Stockholder’s Shares, including, without limitation, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquiror and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations there under, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency by which such Stockholder is subject or bound;

(b)     the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);

(c)     the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Certificate of Incorporation);

(d)     liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)     upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Liquidation Event (assuming for this purpose that the Proposed Sale is a Liquidation Event) in accordance with the Certificate of Incorporation in effect immediately prior to the Proposed Sale; and

(f)     subject to subsection 4.3(e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of a series or class of capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such series or class of capital stock will be given the same option; provided, however, that nothing in this subsection 4.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

5.     Legend on Share Certificates. Each certificate representing any Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

6.     Covenant of the Company. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company.

7.     No Liability for Election of Recommended Directors. Neither any Party to this Agreement, nor any officer, director, stockholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

8.     Remedies.

8.1     Grant of Proxy and Power of Attorney; No Conflicting Agreements. Each Stockholder hereby constitutes and appoints as the proxies of such Stockholder, and hereby grants a power of attorney, to (a) the President of the Company and (b) a stockholder or other person designated by the Requisite Parties, and each of them, with full power and substitution, with respect to the matters set forth herein, and hereby authorizes each of them to represent and to vote, if and only if such Stockholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s Shares in the manner provided in Sections 2, 3 and 4 hereof, and hereby authorizes each of them to take any action necessary to give effect to the provisions contained in Sections 2, 3 and 4 hereof. Each of the proxy and power of attorney granted in this Section 8.1 is given in consideration of the agreements and covenants of the Parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 8 is amended to remove such grant of proxy and power of attorney in accordance with Section 10.5 hereof. Each Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to such Stockholder’s Shares and shall not hereafter, until this Agreement terminates pursuant to its terms or this Section 8 is amended to remove this provision in accordance with Section 10.5 hereof, grant, or purport to grant, any other proxy or power of attorney with respect to such Shares, deposit any of such Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or power of attorney or give instructions with respect to the voting of any of such Shares, in each case, with respect to any of the matters set forth in this Agreement.

8.2     Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

8.3     Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.     Execution by the Company. The Company, by its execution in the space provided below, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by Section 5 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The Parties hereto do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by Section 5 hereof and/or failure of the Company to supply, free of charge, a copy of this Agreement, as provided under this Section 9, shall not affect the validity or enforcement of this Agreement.

10.     Miscellaneous.

10.1     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.2     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail or facsimile if sent during normal business hours of the recipient; or if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 10.2) .

10.3     Term. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (a) the consummation of the Company’s sale of its Common Stock or other securities in a firm commitment underwritten public offering pursuant to a registration statement under the Act (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (b) the consummation of a Liquidation Event.

10.4     Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

10.5     Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, (b) the holders of a majority of the then outstanding Shares held by the Key Holders who are then providing services to the Company as officers or employees in good standing and (c) the holders of a majority of the then outstanding Shares (on an as-converted basis) held by the Investors. Notwithstanding the foregoing, the provisions of Section 2.2(b) may not be amended and the observance of any term thereof may not be waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of Ninth Avenue South Investments III, LLC, for so long as such Investor is entitled to nominate a director pursuant to Section 2.2(b) . Any amendment or waiver so effected shall be binding upon all the Parties hereto and all Parties’ respective successors and permitted assigns, whether or not any such Party, successor or assign entered into or approved such amendment or waiver. Notwithstanding the foregoing, any provision hereof may be waived by the waiving Party on such Party’s behalf, without the written consent of any other Party.

10.6     Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the Parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 5.

10.7     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.8     Binding Effect on Transferees, Heirs, Successors and Assigns. In addition to any restriction on transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon the Parties, their respective transferees, heirs, successors and assigns; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered to the Company in advance an Adoption Agreement substantially in the form attached hereto as Exhibit A (the “Adoption Agreement”). The Company shall not record any transfer of Shares on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 10.8. Upon the execution and delivery of an Adoption Agreement by a transferee reasonably acceptable to the Company, such transferee shall be deemed to be a Party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages hereto and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. By its execution hereof or of any Adoption Agreement, each of the Stockholders appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective transferees, heirs, successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.9     Additional Parties.

(a)     Notwithstanding Section 10.5, no consent shall be necessary to add additional Investors as signatories to this Agreement, provided that such Investors have (i) purchased Series A-1 Stock pursuant to the subsequent closing provisions of Section 2.1 of the Purchase Agreement and (ii) executed and delivered either (A) an Adoption Agreement substantially in the form attached hereto as Exhibit A or (B) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person thereafter shall be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)     In the event that after the date of this Agreement, the Company enters into an agreement with any person to issue shares of capital stock to such person (other than to a purchaser of Series A-1 Stock described in Section 10.9(a) above), then (i) the Company shall cause such person, as a condition precedent to the issuance of such capital stock, to become a party to this Agreement by executing an Adoption Agreement substantially in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and Stockholder hereunder and thereafter such person shall be deemed a Key Holder and Stockholder for all purposes under this Agreement and (ii) notwithstanding Section 10.5, no consent shall be necessary to add such person as a signatory to this Agreement.

10.10    Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of law principles thereof.

10.11    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof, and supersedes all other agreements of the Parties relating to the subject matter hereof and thereof. This Agreement supersedes and replaces in its entirety any prior agreement regarding the voting of capital stock of the Company, and such prior agreement shall be of no further force or effect.

10.12    Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.13    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.14    Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

10.15    Aggregation. All Shares held or acquired by a Stockholder and/or its affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

10.16    Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the foregoing courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO HEREBY REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.17    Spousal Consent. If any individual Stockholder is married on the date of this Agreement, such Stockholders’ spouse shall execute and deliver to the Company a Consent of Spouse in the form attached hereto as Exhibit B (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such Consent of Spouse shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the Parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his or her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions an obligations contained in this Agreement and agreeing and consenting to the same.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

By:

Name:

Title:

Address:

SIGNATURE PAGE TO VOTING AGREEMENT
FOR WAYBETTER, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

By:

Name:

Title:

Address:

SIGNATURE PAGE TO VOTING AGREEMENT
FOR WAYBETTER, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KEY HOLDERS:

James Samuel Rosen

By:

Name:

Title:

Address:

SIGNATURE PAGE TO VOTING AGREEMENT
FOR WAYBETTER, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KEY HOLDERS:

Mariana Gomez-Pimienta

By:

Name:

Title:

Address:

SIGNATURE PAGE TO VOTING AGREEMENT
FOR WAYBETTER, INC.

SCHEDULE A

SCHEDULE OF INVESTORS

Amalia Pastor

Avi Savar

Barbara Harris

China Baoqi Investment Limited

Circle F Capital LLC

Darryl E. Wash

Erik van der Sande

Flying Ventures, LLC

Francis Putnoi

J. Christopher Burch

Jamie McIntyre

John A. Hagins, Jr.

Jonathan Ragals

Judith R. Rothenberg

Judson Traphagen

Kanter Family Foundation

Kima Ventures SASU

Loeb Enterprises II LLC

Marc Jacobstein

Maria C. Sayn Wittgenstein Nottebohm

Michael McGraw

Nicholas S. Coslov

Ninth Avenue South Investments III, LLC

NYC Partners, LLC

Pagane EAD

RAN Capital Management, LLC

Randy Nicolau

RiverPark Ventures, LP

Robert Pieklo

Ronald G. Erickson II

Ross E. Traphagen Jr. Revocable Trust

Ross G. Traphagen Revocable Trust

sami inkinen revocable trust

SC Capital Partners LLC

Sean Koscho

Settel Bianchi Family Trust

Shay Butler

Silver Investments Holdings Corp

Simon Gerovich

Sparx Ventures Limited

Stephen J. Guttman

Steven D. Lavine

TJ Settle

Tom Chisholm

Westwood Ventures LLC

Windy City, Inc.

WS Investment Company, LLC

WS Investment Company, LLC (2011A)

WS Investment Company, LLC (2014A)

Xin Xiang "Michael" Wu

SCHEDULE B

SCHEDULE OF KEY HOLDERS

James Samuel Rosen

Mariana Gomez-Pimienta

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Holder”) pursuant to the terms of that certain Amended and Restated Voting Agreement dated as of [_________], 2015 (the “Agreement”) by and among the Company and certain of its stockholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows:

1.     Acknowledgment. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), for one of the following reasons (Check the appropriate box):

[ ]

as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

[ ]

as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

[ ]	as a new Investor in accordance with Section 10.9(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

[ ]	in accordance with Section 10.9(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

2.     Agreement. Holder (a) agrees that the Stock acquired by Holder shall be bound by and subject to the terms of the Agreement, and (b) hereby adopts the Agreement with the same force and effect as if Holder were originally a Party thereto.

3.     Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address listed beside Holder’s signature below.

EXECUTED AND DATED this ______ day of _________________, 20___.

HOLDER:

By:

Name:

Title:

Address:

Fax:

Accepted and Agreed:

COMPANY

By:

Name:

Title:

EXHIBIT B

CONSENT OF SPOUSE

I, [__________________________], spouse of [___________________], acknowledge that I have read the Voting Agreement, dated as of __________, 2015, to which this Consent of Spouse is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of Company (as defined in the Agreement) that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent of Spouse. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Date:
[Name of Stockholder’s Spouse]